EXHIBIT 2.3

                                                       November 2, 2002


Industri-Matematik International Corp.
Board of Directors
Stadsgarden 10
Box 150 44
SE-104 65 Stockholm
SWEDEN
Att'n: Geoffrey W. Squire, Chairman of the Board


To Whom It May Concern:

Reference is made to the Merger Agreement (the "Agreement") to be entered into between Industri-Matematik International Corp. ("IMI"), a Delaware corporation, STG, an exempted company incorporated with limited liability in the Cayman Islands and STG OMS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of STG ("STG OMS").
Capitalized terms used in this letter and not otherwise defined in this letter shall have the meaning ascribed to them in the Agreement. In order to induce IMI to enter into the Agreement we are writing to inform you that Symphony Technology Group II-A, a Delaware limited partnership (the "Fund"), hereby agrees that (a) within 5 business days of the execution of the Merger Agreement, a segregated bank account in the name of the Fund containing no less than $11,500,000 ("Merger Closing Funds") in good federal funds will be opened at Silicon Valley Bank (the "Bank") and maintained with such amount free and clear of all liens until there is a termination of the Agreement in accordance with its terms or the Offer and the Merger have been consummated in accordance with the terms of the Agreement, (b) the Merger Closing Funds will be used, subject to the terms and conditions of the Agreement, solely to take up and pay for the Shares under the Offer and to pay the Merger Consideration pursuant to the Agreement for so long as the Agreement is in effect, and (c) it shall cause Parent and Merger Subsidiary to perform their obligations to fund and consummate the Offer on the terms provided for in the Agreement. If the transactions contemplated by the Agreement are not consummated as a result of a breach by Parent or Merger Subsidiary of their obligations under the Agreement, the Fund shall pay $1,000,000 as liquidated damages in lieu of any other remedy of IMI under the Agreement.

If the Fund certifies to the Bank that the Agreement has been terminated, the Merger Closing Funds will be released by the Bank to the Fund, except that if there is a dispute at the time of such termination relating to an alleged breach by Parent or Merger Subsidiary of their obligations under the Agreement, $1,000,000 of such Merger Closing Funds, to the extent not paid to IMI at the time of such termination as liquidated damages, shall be deposited by the Fund in an escrow account pursuant to the terms and conditions of an escrow agreement reasonably acceptable to IMI, and such amount of $1,000,000 shall remain deposited in such account for the duration of such dispute.

The Fund agrees to provide evidence reasonably satisfactory to IMI that the Fund has deposited the Merger Closing Funds and, subject to the terms and conditions set forth in the foregoing paragraph, the amount of $1,000,000, in each case free and clear of any liens, with the Bank or in the escrow account, as applicable. Upon reasonable request of the board of directors of IMI, the Fund shall authorize an officer of IMI to verify with the financial custodian that such funds are deposited with such custodian and that they are free and clear of any liens.

By his signature below, Dr. Romesh Wadhwani agrees to provide the Merger Closing Funds to the Fund.

If any litigation arises between the parties hereto out of the obligations of the Fund under this letter or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys' fees.
Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

[Remainder of this page intentionally left blank]



If the foregoing correctly sets forth our understanding, please sign and return a copy of this letter.

Very truly yours,


Symphony Technology Group II-A,
a Delaware limited partnership



By:/s/ Romesh Wadhwani              /s/ Romesh Wadhwani
   --------------------             ----------------------
   Romesh Wadhwani                      Romesh Wadhwani
   Managing Director



Accepted and Agreed:

Industri-Matematik International Corp.



By: /s/ Lin Johnstone
   -------------------
   Lin Johnstone
   CEO